Exhibit 3.3
AMENDMENT TO SUBSCRIPTION
AGREEMENT made as of the 17 day of August, 2009

BETWEEN:	BROOKFIELD PROPERTIES CORPORATION (the “Company”)

BROOKFIELD ASSET MANAGEMENT INC. (“BAM”)

BROOKFIELD FINANCIAL CORP. (“BFC”)
          WHEREAS the Company, BAM and BFC are parties to a subscription agreement dated as of August 12, 2009 (the “Subscription Agreement”) under which the Company agreed to issue and sell and BAM agreed to purchase 47,500,000 common shares of the Company (the “BAM Shares”);
          AND WHEREAS the Company also agreed to issue and sell and BAM agreed to purchase a number of additional common shares of the Company (the “BAM Option Shares”) concurrently with the closing of each exercise by the Underwriters of the Overallotment Option equal to the Specified Percentage of the BAM Shares, all on and subject to the terms and conditions of the Subscription Agreement;
          AND WHEREAS BAM appointed BFC as its agent in arranging for the purchase of the BAM Shares and the BAM Option Shares and the Company agreed to pay to BFC a fee of $0.38 for each BAM Share or BAM Option Share purchased (the “BFC Fee”);
          AND WHEREAS the Company and BAM no longer consider it desirable for the Company to pay the BFC Fee to BFC.
          NOW THEREFORE for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:
ARTICLE 1
AMENDMENTS
1.1     The Subscription Agreement is amended as follows:
1.1.1 The phrase “less the amount of the Underwriters’ fee per Share” is deleted in Clauses A.1 and B.3.
1.1.2 Clause D.7 is deleted in its entirety.
1.1.3 The references to “BFC” in Clause H.11 and Clause I.16 are deleted.

ARTICLE 2
GENERAL
2.1     The Subscription Agreement remains in full force and effect, unamended except as provided herein.
2.2     All capitalized terms used but not otherwise defined herein shall have the meanings attributed to such terms in the Subscription Agreement.
2.3     This Amendment may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.
[Remainder of Page Intentionally Left Blank.]

Dated as of the date first written above.

BROOKFIELD ASSET MANAGEMENT INC.
Per:	/s/ Brian Lawson
	Name:	Brian Lawson
	Title:	Senior Managing Partner and Chief Financial Officer

BROOKFIELD FINANCIAL CORP.
Per:	/s/ Mark Murski
	Name:	Mark Murski
	Title:	Chief Financial Officer

This Amendment is accepted by the Company as of the date first written above.

BROOKFIELD PROPERTIES CORPORATION
Per:	/s/ Bryan K. Davis
	Name:	Bryan K. Davis
	Title:	Senior Vice President and Chief Financial Officer